As filed with the Securities and Exchange Commission on March 11, 2009.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lexington Realty Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland	13-3717318
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
One Penn Plaza, Suite 4015
New York, NY 10019
(212) 692-7000
(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

T. Wilson Eglin
Chief Executive Officer, President and
Chief Operating Officer
Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, NY 10019
(212) 692-7000

With copies to:

Mark Schonberger, Esq.
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
(212) 318-6000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Shares of beneficial interest classified as common stock, par value $0.0001 per share	7,500,000	$2.145	$1.00	$0(3)
___________________

(1)
This Registration Statement shall also cover any additional common shares which become issuable under the registrant’s Amended and Restated Dividend Reinvestment and Direct Share Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of common shares.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low reported sales prices for the registrant’s common shares, as reported on the New York Stock Exchange on March 6, 2009, which was within five business days prior to the filing of this registration statement.

(3)
In accordance with Rule 415(a)(6) under the Securities Act, the registrant is potentially including 7,500,000 shares of beneficial interest, classified as common stock, unsold on its Registration Statement on Form S-3 (No. 333-155594) file on November 21, 2008.  The registrant will identify in a pre-effective amendment to this registration statement the exact amount of the unsold securities to be included pursuant to Rule 415(a)(16) and the amount of any new securities to be registered.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities offered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any state where an offer or solicitation is not permitted.

Prospectus

PRELIMINARY — SUBJECT TO COMPLETION — DATED MARCH 11, 2009

7,500,000 Common Shares

Lexington Realty Trust

Amended and Restated Dividend Reinvestment and Direct Share Purchase Plan

Common Shares of Beneficial Interest

We are Lexington Realty Trust, a self-managed and self-administered real estate investment trust that acquires, owns and manages a geographically diversified portfolio of net leased office, industrial and retail properties. Our executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10019-4015, and our telephone number is (212) 692-7200.

We established our Dividend Reinvestment Plan on September 29, 2000 and further amended and restated such plan on January 14, 2003 and August 11, 2006, and further amended such plan on April 5, 2007.  On November 21, 2008 we revised the Dividend Reinvestment Plan pursuant to the Amended and Restated Dividend Reinvestment and Direct Share Purchase Plan, which we refer to as the “plan.”  This prospectus describes the plan, as it has been amended and restated to date.

There are two components of the plan:

•
The dividend reinvestment component of the plan provides to holders of shares of beneficial interest classified as common stock, par value $0.0001 per share, or “common shares,” whom we refer to as “shareholders,” and holders of units of limited partnership interest, or “OP units,” in any of our four operating partnership subsidiaries, whom we refer to as “unitholders,” a simple and convenient method to purchase common shares by reinvesting in common shares all of the dividends or distributions (as applicable) paid with respect to all of their common shares or OP units. We refer to shareholders and unitholders collectively as “current investors.”

•	The direct share purchase component of the plan permits our current investors and new investors to make optional cash purchases of our common shares in an economical and convenient manner.

The common shares purchased for the accounts of the participants under the plan will be purchased, at our discretion, either directly from us, or in the open market, or through a combination of these two options.

The Bank of New York Mellon, or a successor selected by us, is the administrator of the plan, whom we refer to as the “administrator.”

You may enroll in the plan either (1) online through Investor ServicesDirect® (www.bnymellon.com/shareowner/isd) or (2) by completing and returning an enrollment card to the administrator. Further information on enrolling in the plan is available beginning on page 4 of this prospectus.

Our common shares trade on the New York Stock Exchange under the symbol “LXP.” On March 10, 2009, the last reported sale price of our common shares, as reported on the New York Stock Exchange, was $2.33 per common share.

YOU SHOULD BE AWARE THAT AN INVESTMENT IN OUR COMMON SHARES INVOLVES VARIOUS RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

All references to “the Company,” “we,” “our” and “us” in this prospectus mean Lexington Realty Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. All references to “the operating partnerships” in this prospectus mean, individually and collectively, Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P. and Net 3 Acquisition L.P., which are our operating partnership subsidiaries. The term “you” refers to a prospective participant in the plan.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which is commonly referred to as the SEC or the Commission. You may read and copy any materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference herein the documents listed below and all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009;

•	our Current Reports on Form 8-K filed on January 2, 2009 and February 17, 2009; and

•
the description of the Company’s common shares of beneficial interest, par value $0.0001 per share, (including the description of the restrictions on transfers of the Company’s common shares) contained in the Company’s Registration Statement on Form S-3 filed pursuant to the Securities Act of 1933, as amended, on March 11 2009, including any amendments or reports filed to update the description.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or call us at the telephone number listed below:

Lexington Realty Trust
One Penn Plaza
Suite 4015
Attention: Investor Relations
New York, NY 10019-4015
(212) 692-7200

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents.

We also maintain a website at http://www.lxp.com through which you can obtain copies of documents that we filed with the SEC. The contents of that website are not incorporated by reference in or otherwise a part of this prospectus.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and as such may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in general business and economic conditions;

•	competition;

•	increases in real estate construction costs;

•	changes in interest rates;

•	changes in accessibility of debt and equity capital markets; and

•
the other risk factors set forth in our Annual Report on Form 10-K filed on March 2, 2009, the section entitled “Risk Factors” beginning on page 2 of this prospectus and the other documents incorporated by reference herein.

These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information about us.  Because this is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common shares, you should read carefully this entire prospectus and the documents incorporated by reference in this prospectus, as provided in “WHERE YOU CAN FIND MORE INFORMATION” on page ii of this prospectus, especially the “RISK FACTORS” on page 2 of this prospectus for a discussion of factors you should carefully consider before making an investment decision.

The Company

We are a self-managed and self-administered real estate investment trust, or a REIT, formed under the laws of the State of Maryland. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office and industrial properties.

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the “Code,” commencing with our taxable year ended December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders.

Our principal executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015 and our telephone number is (212) 692-7200.

Summary of the Plan

We established our Dividend Reinvestment Plan on September 29, 2000 and further amended and restated such plan on January 14, 2003 and August 11, 2006, and further amended such plan on April 5, 2007.  On November 21, 2008 we revised the Dividend Reinvestment Plan pursuant to the Amended and Restated Dividend Reinvestment and Direct Share Purchase Plan, which we refer to as the “plan.”  This prospectus describes the plan, as it has been amended and restated to date.

The plan is a convenient and economical common share purchase program available for current investors to increase their holdings of our common shares and for new investors to make an initial investment in our common shares.  Current investors can reinvest in our common shares all of the dividends or distributions (as applicable) paid with respect to all of their common shares or OP units.  We refer to such investments as “dividend reinvestments.”  Additionally, current investors as well as new investors may make optional cash payments, which we refer to as “optional cash investments,” to purchase common shares pursuant to the plan. We refer to shareholders, unitholders and new investors who enroll in the plan as “participants.”

This prospectus relates to authorized and unissued common shares registered for issuance under the plan. We suggest that you read this prospectus carefully and retain it for future reference.

RISK FACTORS

Investing in our securities involves risks and uncertainties that could affect us and our business as well as the real estate industry generally. You should carefully consider the risks described and discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K filed on March 2, 2009, and the risks described below and in any other documents incorporated by reference in this prospectus, including without limitation any updated risks included in our subsequent periodic reports. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in any prospectus supplement or post-effective amendment we may file or in other reports we file with the SEC in the future. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

Set forth below are specific risks you should consider in connection with purchases of our common shares under the plan.

Your investment in the plan is not protected from losses.

Your investment in the plan is no different from any investment in common shares held by you. If you choose to participate in the plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the plan administrator can assure you of a profit or protect you against loss on the common shares that you purchase under the plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your common shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the plan administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions. Your ability to liquidate or otherwise dispose of common shares in the plan is subject to the terms of the plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your common shares in the plan in time to react to market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

The Company, its affiliates and the plan administrator will have limited liability to you with respect to the plan.

Neither we, our subsidiaries, our affiliates, nor the plan administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the plan, as described in this prospectus and on the forms that are designed to accompany each investment, sale or activity.

The purchase price for common shares purchased or sold under the plan will vary.

The purchase price for any common shares that you purchase or sell under the plan will vary and cannot be predicted. You may purchase or sell common shares at a price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the Investment Date, as defined in Question 17.

You will not earn any interest on your dividends or cash pending investment.

No interest will be paid on dividends, cash or other funds held by the administrator pending investment or disbursement.

The market price for our common shares varies, and you should purchase common shares for long-term investment only.

Although our common shares are currently traded on the New York Stock Exchange, or the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common shares. Even if there is an active trading market for our common shares, we cannot assure you that you will be able to sell all of your common shares at one time or at a favorable price, if at all. As a result, you should participate in the plan only if you are capable of, and seeking, to make a long-term investment in our common shares.

You may incur tax obligations without receiving cash with which to pay those obligations.

If you reinvest dividends under the plan, you will be treated for federal income tax purposes as having received a dividend on the Investment Date, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due. See Question 39 of the plan for a description of federal income tax consequences of participating in the plan.

DESCRIPTION OF THE PLAN

The following questions and answers constitute the plan:

Purpose of the Plan

1.	What is the purpose of the plan?

The plan provides current investors with a simple and convenient method to purchase our common shares by reinvesting in our common shares all of the dividends or distributions (as applicable) paid with respect to all of their common shares or OP units.  The plan also provides our current investors and new investors with the opportunity to make purchases of our common shares in an economical and convenient manner.

The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the overall trading volume of our common shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from any discount we may offer from the market price for common shares acquired under the plan. These transactions may cause fluctuations in the trading volume of our common shares. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible current investors in order to eliminate practices which we determine, in our sole discretion, to be inconsistent with the purposes of the plan.

Participation

2.	Who is eligible to enroll in the plan?

The plan is open to current investors and new investors.  A current investor who has common shares or OP units (as applicable) registered in a name other than his or her own, such as that of a broker, bank nominee or trustee, may participate in the plan by (i) requesting that his or her bank, broker or trustee transfer some or all of his or her common shares or OP units (as applicable) into his or her own name in order to participate in the plan directly or (ii) depositing some or all of his or her common shares with the administrator for safekeeping.

3.	Are there any restrictions on who is eligible to enroll in the plan other than those described above?

State Law Restrictions. Common shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

Foreign Law Restrictions. Citizens or residents of countries other than the United States, its territories and possessions should make certain that participation in the plan will not violate local laws governing taxes, currency and exchange controls, registration of equity securities, foreign investments and related matters.

REIT Qualification Restrictions. We may terminate, by written notice at any time, any participant’s individual participation in the plan if we determine, in our sole discretion, that such participation would be in violation of the Ownership Limit, as set forth in and defined in our Declaration of Trust. To the extent that the reinvestment of dividends or distributions (as applicable) under the plan would cause a participant or any other person to exceed the Ownership Limit or otherwise violate our Declaration of Trust, such reinvestment will be void ab initio. Any such participant will be entitled to receive cash dividends (without interest) in lieu of such reinvestment.

Exclusion from Plan for Short-Term Trading or Other Practices. Participants should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common shares. If a participant does engage in short-term trading activities, we may prevent that participant from continuing to participate in the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible current investors in order to eliminate practices which we determine, in our sole discretion, to be inconsistent with the purposes or operation of the plan or which may adversely affect the market price of our common shares.

Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from, or terminate your participation in, the plan.

4.	How do I enroll in the plan?

You may enroll in the plan (i) online through Investor ServiceDirect® (www.bnymellon.com/shareowner/isd) or (ii) by completing an enrollment form (a copy of which may be obtained from the administrator) and mailing it to the administrator at the address listed below. If your common shares are registered in an account bearing more than one name (such as joint tenants, trustees, etc.) on the books of our transfer agent, all registered holders must sign the enrollment form. If your common shares are registered in more than one account on the books of our transfer agent, you should sign and return a separate enrollment form with respect to each account you wish to have enrolled in the plan. In addition, if you are both an eligible shareholder and an eligible unitholder, you should sign and return separate enrollment forms for each type of security you wish to have enrolled in the plan.

If you are already enrolled in the plan, you need not take any further action at this time to continue your participation in the dividend reinvestment component of the plan. However, if you would like to make an optional cash investment through the plan to increase your holdings of our common shares, you may return the transaction stub from your plan statement along with your check and mail it to the administrator in the envelope provided.  Or, if you wish to make regular monthly investments, you may authorize automatic deductions from your bank account.

You may obtain an enrollment form at any time by contacting the administrator at:

The Bank of New York Mellon
c/o BNY Mellon Shareowner Services
 P.O. Box 358035
Pittsburgh, PA 15252-8035
Tel: (800) 850-3948

By signing and returning an enrollment form for the dividend reinvestment component of the plan, a participant will be deemed to have elected to automatically reinvest in our common shares all of the dividends or distributions (as applicable) paid with respect to all common shares registered in his or her name on the books of our transfer agent (including dividends paid with respect to common shares purchased for his or her account under the plan) or all OP units registered in his or her name on our books.

If you are both an eligible shareholder and an eligible unitholder, you should sign and return separate enrollment forms for each type of security you wish to have enrolled in the plan.

5.	When may I join the plan?

A current investor or new investor may enroll in the plan at any time.

Participation in the dividend reinvestment component will begin with the first dividend or distribution (as applicable) after properly enrolling online or after receipt by the administrator of a properly completed and executed enrollment form.  If you enroll prior to the record date for a dividend payment, your election to reinvest dividends will begin with that dividend payment.  If you enroll on or after any such record date, reinvestment of dividends will begin on the dividend payment date following the next record date if you are still a shareholder of record. Dividends and distributions are expected to be paid in January, April, July and October in each year. The record date for dividends and distributions is generally the 30th day of the month immediately preceding the payment date.

Participation in the optional cash investment component will begin after properly enrolling online or after receipt by the administrator of a properly completed and executed enrollment form.  Optional cash investments will be made as directed by the participant at enrollment, subject to the terms of the plan.

Administration

6.	Who administers the plan?

The Bank of New York Mellon, or a successor selected by us, will administer the plan for the participants, keep records, send statements of accounts to the participants, answer any questions the participants may have and perform other duties related to the plan. All costs of administering the plan are paid by us. The administrator makes all purchases of common shares for the participants’ accounts under the plan.

If you have questions regarding the plan, please write to the administrator at the following address:

The Bank of New York Mellon
c/o BNY Mellon Shareowner Services
P.O. Box 358035
Pittsburgh, PA 15252-8035

Or call the Administrator at:
1-800 850-3948 if you are inside the United States or Canada,
1-201-680-6578 for International telephone inquiries, or
1-800-231-5469 for the hearing impaired (TDD).

An automated voice response system is available 24 hours a day, 7 days a week.  Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

Include your name, address, daytime telephone number, account key, Investor Identification Number and reference Lexington Realty Trust on all written correspondence.

In addition, you may visit the BNY Mellon Shareowner Services website at www.bnymellon.com/shareowner.  At this website, you can enroll in the plan, obtain information, and perform certain transactions on your plan account via Investor ServiceDirect®. New investors establish a Personal Identification Number (PIN) when setting up their account. For existing shareholders to gain access, use the 12-digit Investor Identification Number (IID) which can be found in a bolded box on your check stub, statement or advice to establish a PIN.  In order to access your account through ISD, you will be required to complete an account activation process.  This one-time authentication process will be used to validate your identity in addition to your 12-digit IID and self-assigned PIN.

7.	What kind of reports will be sent to a participant?

As soon as practicable after each Investment Date, a statement of account will be mailed to each participant by the administrator. These statements will provide a record of the cost of the common shares purchased for the participant’s account under the plan, the number of common shares purchased pursuant to the plan and the total number of common shares in the participant’s account as of that date. These statements are the participants’ continuing record of current activity and should be retained for tax purposes. In addition, each participant will receive a copy of all communications sent to our shareholders, including any annual and quarterly reports to shareholders, proxy statements and dividend income information for tax reporting purposes. Participants should be aware that it is important to retain all statements received as a fee may be incurred when requesting that the administrator supply past history

8.	What are our responsibilities and the responsibilities of the administrator under the plan?

In administering the plan, neither we nor the administrator, nor any agent for either us or them will:

•
be liable for any act done in good faith or required by applicable law, or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt by the administrator of notice in writing of such death, (ii) with respect to the prices and times at which common shares are purchased or sold for a participant, or (iii) with respect to any fluctuation in market value before or after any purchase or sale of common shares; or

•	have any duties, responsibilities or liabilities, except as expressly set forth in the plan.

Since we have delegated all responsibility for administering the plan to the administrator, we specifically disclaim any responsibility for any of the administrator’s actions or omissions to act in connection with the administration of the plan. None of our trustees, officers, employees or shareholders will have any personal liability under the plan.

We and the administrator will be entitled to rely on completed forms and the proof of due authority to participate in the plan without further responsibility of investigation or inquiry.

The administrator may resign as administrator of the plan at any time, in which case we will appoint a successor administrator. In addition, we may replace the administrator with a successor administrator at any time.

9.	What are the responsibilities of a participant under the plan?

The common shares purchased for a participant’s account under the plan may revert to the state in which he or she lives in the event that such common shares are deemed, under such state’s laws, to have been abandoned. For this reason, participants should notify the administrator promptly of any change of address. The administrator will address account statements and other communications to each participant at the last address of record provided by him or her to the administrator.

A participant will have no right to draw checks or drafts against his or her account under the plan or to instruct the administrator with respect to any common shares or cash held in his or her account except as expressly provided herein.

Dividends and Distributions

10.	When are dividends and distributions paid?

Dividends and distributions are expected to be paid in January, April, July and October.

We cannot assure you that we will declare or pay dividends or that any of the operating partnerships will make distributions in the future, and nothing contained in the plan obligates us or the operating partnerships to do so. However, we intend to continue qualifying as a REIT and therefore must distribute to our shareholders a minimum of 90% of taxable income. The plan does not represent a guarantee of future dividends or distributions.

No interest will be paid on dividends or distributions pending reinvestment under the terms of the plan.

11.	May a participant reinvest less than the full amount of his or her dividends or distributions?

No, a participant may only elect to reinvest all of the dividends or distributions (as applicable) paid with respect to all of the common shares or OP units that he or she holds.

12.	Will a participant be credited with dividends paid in respect of common shares purchased for his or her account under the plan?

Yes. A participant is the record holder of the common shares purchased for his or her account under the plan, and therefore is entitled to all dividends (less any applicable tax withholding requirements imposed on us) we pay in respect of the common shares held in his or her account on the applicable record date. The administrator will receive all such dividends, credit such dividends to the participant’s account on the basis of the number of whole and fractional common shares held in the participant’s account on the applicable record date and automatically reinvest such dividends in additional whole and fractional common shares for the participant’s account under the plan.

Cash Investments

13.	How can I make an initial optional cash investment?

If you do not currently own any of our common shares (or you are an existing shareholder that is not enrolled in the plan and your common shares are not registered in your name), you can participate by making an initial optional cash investment through the Plan for as little as $250 and up to a maximum of $250,000, unless we grant you a waiver of this amount.  Your initial investment can be made using one of the following options:

Via online enrollment by:

•	Authorizing one deduction (minimum of $250) from your bank account;

•	Authorizing a minimum of five monthly automatic deductions of at least $50 from your bank account; or

•	Opening your account online and sending your initial investment of $250 or more.

Via the enrollment form and:

•	Making one payment (minimum of $250) by personal check payable to BNY Mellon/Lexington Realty Trust; or

•	Authorizing a minimum of five monthly automatic deductions of at least $50 from your bank account.

14.	How can I make an additional optional cash investment?

Once you are enrolled in the plan, you may purchase additional common shares through optional cash investments.  Optional cash investments may not be less than $250, and the total of all optional cash investments may not exceed $250,000 in any calendar year, unless we grant you a waiver of this amount.  There is no obligation either to make an optional cash investment or to invest the same amount of cash for each investment.

Check.  You may make optional monthly cash investments by sending a check to the administrator payable to BNY Mellon/Lexington Realty Trust.  To facilitate processing of your investment, please use the transaction stub attached to your plan statement.  Mail your investment and transaction stub to the address specified on the stub.  A $35 fee will be assessed for a check that is returned for insufficient funds.

One-Time and Automatic Monthly Withdrawals. If you already own common shares and are enrolled in the plan and want to make additional monthly purchases, you can also authorize automatic monthly deductions from your bank account by completing the appropriate section in the enclosed enrollment form, or by enrolling online after you access your account through Investor ServiceDirect® at www.bnymellon.com/shareowner.  This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. The amounts you have authorized will be withdrawn from your bank account on the 25th day of each month, or the next succeeding business day if the 25th day falls on a weekend or holiday.   You can also make individual automatic deductions from your bank account through Investor ServiceDirect®.  You will be responsible for all processing fees and any other costs your bank may charge in connection with deductions from your bank account.

15.	May I invest more than the plan maximum of $250,000?

Yes, if you request a waiver of this limit and we grant your waiver request. Upon receipt of a written waiver form from an investor, we will consider waiving the maximum investment limit. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, prevailing market prices of our common shares and other securities, and general economic and market conditions.

Shares purchased in excess of the plan maximum investment amount will be priced as follows:

•
Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of one (1) to fifteen (15) separate days during which trading of our common shares is reported on the New York Stock Exchange. Each of these separate days will be an “investment date,” and an equal proportion of the investment amount will be invested on each trading day during such pricing period, subject to the qualifications listed below. The purchase price for common shares acquired on a particular investment date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable discount), rounded to four decimal places, of our common shares as reported by the New York Stock Exchange only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for that investment date. Funds for such investments must be received by the administrator not later than the business day before the first day of the pricing period.

•
We may establish a minimum, or “threshold,” price for any pricing period that the volume-weighted average price, rounded to four decimal places, of our common shares must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver request.

•
If we decide to establish a threshold price for a particular pricing period, the threshold price for any investments made pursuant to a request for waiver will be a stated dollar amount that the volume-weighted average price, rounded to four decimal places, of our common shares, as reported by the New York Stock Exchange for each trading day in the relevant pricing period, must equal or exceed. If the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period.

•
We will only establish a threshold price if common shares will be purchased directly from us in connection with the relevant pricing period (please see first bullet above). If we have established a threshold price with respect to the relevant pricing period, then we will exclude from the pricing period any trading day that the volume-weighted average price is less than the threshold price and refund that day’s proportional investment amount. For example, if the threshold price is not met for two (2) of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

•	Neither we nor the administrator are required to notify you that a threshold price has been established for any pricing period.

•
We may elect to activate for any particular pricing period a pricing period extension feature which will provide that the initial pricing period be extended by the number of days that the threshold price is not satisfied, subject to a maximum of five (5) trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied for any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period instead of the day on which the threshold price was not met. For example, if the determined pricing period is fifteen (15) days, and the threshold price is not satisfied for three (3) out of those fifteen (15) days in the initial pricing period, and we had previously announced in the bid-waiver form that the pricing period extension feature was activated, then the pricing period will be automatically extended, and if the threshold price is satisfied on the next three (3) trading days (or a subset thereof), then those three (3) days (or subset thereof) will become investment dates in lieu of the three (3) days on which the threshold price was not met. As a result, because there were fifteen (15) trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your request for waiver will be invested.

•
Newly issued common shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three (3) business days following the end of the applicable pricing period, or, if we elect to activate the continuous settlement feature, within three (3) business days of each separate investment date beginning on the first investment date in the relevant pricing period and ending on the final investment date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above. During any month when we are proposing to grant requests for waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. The purchase price of common shares acquired on each investment date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time, for each of the investment dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. For each pricing period (assuming the threshold price is met on each trading day of that pricing period), we would have a separate settlement of each investment dates’ purchases, each based on the volume-weighted average price for the trading day relating to each of the investment dates during the pricing period.

•	Waiver request forms and information regarding the establishment of a threshold price, if any, may be obtained by contacting the administrator at (201) 680-5300 or waivers@bnymellon.com.

Common Share Purchases

16.	What is the source of common shares to be purchased under the plan?

The administrator will purchase common shares for the accounts of the participants under the plan, at our discretion, either directly from us, on the open market, or through a combination of these two options.

17.	When will common shares be purchased?

Dividend Reinvestment. Common shares purchased for the accounts of the participants under dividend reinvestment component of the plan will be purchased on the applicable or next (as applicable) dividend or distribution payment date.

Optional Cash Investment. Common shares purchased for the accounts of the participants under the optional cash investment component of the plan will be purchased, as soon as practicable following receipt by the administrator of good funds, at least once every five business days.

The date that common shares are purchased is referred to as the Investment Date.

Notwithstanding the foregoing, neither the Company nor the administrator shall be liable when conditions, including compliance with the rules and regulations of the SEC, prevent the purchase of common shares or interfere with the timing of purchases. In accordance with applicable law, funds will be returned to participants if not used to purchase common shares: (i) within 35 days of receipt of initial or additional cash investments; or (ii) within 30 days of the dividend date for dividend reinvestments. A participant may withdraw any additional cash investment by written notice received by the Plan Administrator at least two business days prior to investment of the funds. NO INTEREST WILL ACCRUE ON ANY CASH INVESTMENT HELD BY THE ADMINISTRATOR PRIOR TO THE DATE SUCH FUNDS ARE USED TO PURCHASE SHARES.

In making purchases for a participant's account, the administrator may commingle the participant's funds with those of other participants in the plan.

Neither we nor any participant has any authority or power to direct the time or the price at which any market purchase is completed or as to the selection of a broker or dealer through or from whom such purchases are to be made.

18.	What is the price of common shares purchased under the plan?

Common shares purchased directly from the Company:

When the common shares are purchased directly from us, the price of the common shares purchased for the accounts of the participants under the plan will be the average of the daily high and low sales prices of our common shares on the NYSE on the five trading days prior to the Investment Date.

We reserve the right to offer up to a 5% discount on the price of common shares purchased from us under the plan. If there is no trading reported in our common shares on such dates, the purchase price per common share will be determined by us on the basis of such market quotations or other means as we shall deem appropriate. Under no circumstances will the purchase price per common share be less than the current par value of the common shares. No participant shall have any authority or power to direct the time or price at which common shares may be purchased for their account under the plan.

Common shares purchased on the open market:

If we opt to purchase common shares on the open market, the price of common shares will be the weighted average purchase price paid by the administrator for such shares.

With respect to purchases of common shares that the administrator makes under the plan on the open market, the administrator, or a broker that the administrator selects, will determine the timing, manner and terms of such purchases. When making purchases for an account under the plan, the administrator may commingle your funds with those of other shareholders participating in the plan.

19.	How will the number of common shares purchased for a participant’s account be determined?

Dividend Reinvestment. The number of common shares to be purchased for a participant’s account on each Investment Date will be equal to the total dollar amount to be reinvested for each participant as of that date divided by the applicable purchase price, computed to the fourth decimal place. The total dollar amount to be reinvested for each participant as of any Investment Date will be the sum of (a) the amount of the dividends or distributions (as applicable) paid in respect of the common shares or OP units (as applicable) held by the participant in his or her own name on the applicable record date, and (b) the amount of the dividends paid in respect of all common shares (including fractional common shares) held in his or her account under the plan on the applicable record date.

The amount to be reinvested will be reduced by any amount we are required to deduct for federal tax withholding purposes. (See “Federal Income Tax Considerations” beginning on page 16 of this prospectus.)

Optional Cash Investments.  The number of common shares to be purchased for a participant’s account will be equal to the total dollar amount to be invested divided by the applicable purchase price on the Investment Date, computed to the fourth decimal place.

Safekeeping Service

20.	What is the purpose of the plan’s Safekeeping Service for certificates and how does it work?

The purpose of the plan’s Safekeeping Service is to permit participants to deposit all certificates in their possession which represent common shares held by participants outside of the plan with the administrator for safekeeping. Any such certificates which are deposited with the administrator will be canceled and deposited into the shareholder’s account in book entry form. Thereafter, the deposited common shares will be treated in the same manner as common shares purchased through the plan.

21.	What are the advantages of the Safekeeping Service?

The Safekeeping Service offers two significant advantages to participants. First, it eliminates the risk associated with loss of certificates which represent common shares held by participants outside of the plan. Second, because common shares deposited for safekeeping are treated in the same manner as common shares purchased through the plan, they may be sold through the plan in a convenient and efficient manner.

22.	How may common share certificates be deposited with the administrator?

A participant who wishes to deposit certificates representing common shares held by him or her outside of the plan for safekeeping should send the certificates to the administrator with written instructions to deposit them in his or her account under the plan. Certificates sent to the administrator should not be endorsed. The administrator will promptly send a statement to the participant confirming each deposit of certificates.

The administrator recommends that certificates sent to the administrator for safekeeping be sent by insured mail or traceable delivery service with appropriate coverage based upon the value of the common shares represented by those certificates.

23.	May a participant’s common shares remain on deposit if participation in the plan is terminated?

Yes. Upon terminating his or her participation in the plan, a participant may elect to receive all common shares held in his or her account under the plan, either in kind or in cash. Otherwise, the administrator would continue to hold the shares in book-entry for the former participant. (See Question 31.)

Sale of Common Shares Held in the Plan

24.	Can the common shares held in a participant’s account under the plan be sold through the administrator?

A participant can sell his or her common shares by submitting the appropriate information on the transaction stub of the plan statement, by submitting a written request to the administrator, by telephone or on-line.  A participant can instruct the administrator to sell any or all of the whole common shares held in his or her account under the plan either when his or her account is being terminated (see Question 31) or without terminating his or her account. However, fractional common shares will not be sold unless all whole common shares held in the account are sold. If all common shares (including fractional common shares) held in a participant’s account are sold, the account will automatically be terminated, and the participant will have to complete and file a new enrollment form (see Question 31) in order to resume his or her participation in the plan.

The notification to the administrator should indicate the number of common shares that are to be sold. The administrator will make the sale as soon as practicable after receipt of a participant’s request, and a check for the proceeds, less any costs to the participant (see Questions 30 and 31), will usually be sent by the administrator on the settlement date, which will be three business days from the date of sale. No participant will have the authority or power to direct the date or sales price at which common shares may be sold. Therefore, a participant will not be able to precisely time such sales through the plan and will bear the market risk associated with fluctuations in the price of our common shares.

Alternatively, a participant may choose to sell his or her plan shares through a stockbroker of choice, in which case the participant would have to request that the administrator electronically transfer his or her common shares to the stockbroker.

Issuance of Certificates

25.	Will certificates be issued for common shares purchased for a participant’s account under the plan?

Common shares purchased for a participant’s account under the plan will be registered in the name of the administrator or its nominee as agent for the participant. The number of common shares purchased for a participant’s account under the plan will be shown on the participant’s regular statement of account. This service protects against loss, theft or destruction of common share certificates.

No certificates for any number of common shares purchased for a participant’s account under the plan will be issued to the participant unless he or she submits a request to the administrator. Such requests will be handled by the administrator, at no charge, normally within two business days of your request.  Any remaining whole common shares and any fractional common shares will continue to be held in the participant’s account. Certificates for fractional shares will not be issued under any circumstances.

Common shares which are purchased for a participant’s account under the plan may not be pledged, sold or otherwise transferred. If a participant wishes to pledge or transfer such common shares, he or she must request that a certificate for such common shares first be issued in his or her name.

26.	What effect will a request for a certificate have on a participant’s account?

All dividends on the common shares for which a certificate is requested will continue to be reinvested under the plan until the participant files a new enrollment card changing his or her investment election.

Costs

27.	What are the costs to the participants in connection with dividend reinvestments and optional cash investments under the plan?

A participant is not required to pay any transaction fees, service fees, trading fees or other charges in connection with the purchase of common shares for his or her plan account under the plan.

28.	What are the costs to the participants in connection with the plan’s Safekeeping Service?

There are no costs to participants in connection with the plan’s Safekeeping Service.

29.	What are the costs to a participant in connection with the sale of common shares purchased for his or her account under the plan?

The administrator will charge a participant per share trading fees of $0.12 per common share, transfer taxes (if any) and a transaction fee of $15.00 for each authorization to sell common shares held in his or her account under the plan. The amount of the trading fees and transaction fee are subject to change upon mutual agreement of us and the administrator. In addition, a participant who sells (or authorizes the administrator to sell) common shares acquired for his or her account under the plan, and any agents or broker-dealers that participate with them in any such sale, may be deemed “underwriters” within the meaning of the Securities Act and any commissions received by them in connection with any such sale may be deemed to be underwriting commissions or discounts under the Securities Act.

Termination of Plan Participation

30.	How does a participant terminate participation in the plan?

In order to terminate participation in the plan, a participant must notify the administrator by telephone, over the Internet through Investor ServiceDirect® at www.bnymellon.com/shareowner/isd or in writing at the address set forth in the response to Question 6. After receipt of such notice, the participant will begin to receive his or her dividends or distributions (as applicable), as declared, in the usual manner.

31.	What happens when a participant terminates his or her participation in the plan?

If the notice of termination is received by the administrator at least three (3) business days prior to the record date reinvestment of dividends or distributions (as applicable) will cease as of the date the notice of termination is received by the administrator. If the notice of termination is received less than three (3) business days prior to the record date, the termination will not become effective until after the reinvestment of any dividends or distributions. When terminating an account, a participant may request that the administrator issue a certificate representing all or a portion of the whole common shares held in his or her account (see Question 25), sell all or a portion of the whole and fractional common shares held in his or her account (see Question 24), request that the administrator electronically transfer his or her common shares to a stockbroker of choice, or a combination of the foregoing. As soon as practicable after the notice of termination is received, the administrator will send to the participant (a) a certificate for all whole common shares held in the participant’s account (except for any such common shares sold by the administrator at the participant’s request) and (b) a check representing the proceeds of any sale of common shares consummated by the administrator at the participant’s request and any uninvested dividends or distributions (as applicable) remaining in the account and the value of any fractional share of common shares held in the account. After a participant terminates participation in the plan, all dividends or distributions (as applicable) will be paid to the participant in the usual manner unless the participant re-elects to participate in the plan.

32.	When may a shareholder or unitholder re-elect to participate in the plan?

Generally, a shareholder or unitholder may re-enroll in the plan at any time. However, the administrator reserves the right to reject any enrollment form on the grounds of excessive joining and withdrawing. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the plan as a long-term shareholder and unitholder investment service.

Additional Information

33.	How will common shares purchased for a participant’s account under the plan be voted at shareholders’ meetings?

Common shares purchased for a participant’s account under the plan will be voted as the participant directs. Each participant will receive a proxy voting card for the total of his or her common shares, including common shares held in his or her account under the plan. If no instructions are received, the common shares will not be voted. Common shares held in a participant’s account may also be voted in person at the meeting.

34.	What happens if we issue a stock dividend or declare a stock split?

In the event of a stock split or a stock dividend payable in common shares, the administrator will receive and credit to each participant’s account the applicable number of whole and fractional common shares based both on the number of common shares held in the participant’s account under the plan and, with respect to shareholders participating in the plan, the number of common shares registered in the participant’s own name as of the record date for the stock dividend or split.

35.	What happens if we issue rights to purchase securities to the holders of common shares?

We have never issued rights to holders of common shares to purchase securities. However, participation in any future rights offering will be based both on the number of common shares held in each participant’s account under the plan and, with respect to shareholders participating in the plan, the number of common shares registered in the participant’s own name as of the record date for the rights offering. Rights applicable to common shares held in a participant’s account under the plan will be sold by the administrator and the proceeds of such sale will be credited to the participant’s account under the plan and applied to the purchase of common shares on the next reinvestment date. Any participant who wishes to exercise, transfer or sell the rights applicable to the common shares held in the participant’s account under the plan must request, prior to the record date for the issuance of any such rights, that the common shares held in the participant’s account under the plan be transferred from the participant’s account and registered in the participant’s name.

36.	May the plan be changed or discontinued?

We reserve the right to amend, modify, suspend or terminate the plan, but such action shall have no retroactive effect that would prejudice the interests of the participants. In the event of termination, certificates for whole common shares held in the participants’ accounts under the plan will be delivered to the participants together with a check for the net proceeds of the value of any fractional common shares.

37.	What law governs the plan?

The terms and conditions of the plan and its operation shall be governed by the laws of the State of Maryland.

38.	How is the plan to be interpreted?

Any question of interpretation arising under the plan will be determined by us, and any such determination will be final. Any action taken by us or the administrator to effectuate the plan in the good faith exercise of our or their respective judgment will be binding on all participants.

39.	What are the federal income tax consequences of participating in the plan?

If you reinvest dividends under the plan, you will be treated for federal income tax purposes as having received a dividend on the Investment Date, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due. New investors and current investors should consult the general discussion under the caption “Federal Income Tax Considerations” on page 16 for a summary of federal income tax considerations related to the ownership of our common shares.

USE OF PROCEEDS

Proceeds from any newly issued common shares purchased directly from us under the plan will be available for general corporate purposes. We have no basis for estimating either the number of common shares that will ultimately be purchased directly from us, if any, under the plan or the prices at which such shares will be sold.

PLAN OF DISTRIBUTION

Except to the extent the administrator purchases our common shares in open market transactions, we will sell the common shares acquired under the plan directly to the participant. The shares acquired pursuant to the plan may be resold in market transactions on any national securities exchange on which our common shares trade or in privately negotiated transactions. Our common shares are currently listed on the NYSE.

We may sell common shares through the plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the plan. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares.

Subject to the availability of our common shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the plan. A participant is not required to pay any transaction fees, service fees, trading fees or other charges in connection with the purchase of common shares for his or her plan account under the plan.  The participant will only have to pay fees in connection with his or her voluntary sale of shares from his or her plan account.

FEDERAL INCOME TAX CONSIDERATIONS

The information in this section is based on the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the Internal Revenue Service, or IRS, and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, we have not received, and do not plan to request, any rulings from the IRS. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.

Federal Income Tax Considerations Relating to the Plan

Each participant should consult his or her personal tax advisors with specific reference to his or her own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends or distributions in common shares for his or her account under the plan, his or her tax basis and holding period for common shares purchased for his or her account under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common shares in his or her account under the plan. The following is only a brief summary of some of the federal income tax considerations applicable to the plan.

In the case of distributions from us with respect to a shareholder’s common shares, a shareholder enrolled in the plan will be treated for federal income tax purposes as having received, on each Investment Date, a distribution from us equal to the fair market value of any common shares purchased for his or her account under the plan. Any discount in price for common shares issued by us for a shareholder’s account under the plan will be treated as part of the distribution received. If dividends are reinvested by purchase on the open market, a participating shareholder’s distribution will be treated, for federal income tax purposes, as including the participating shareholder’s allocable share of any brokerage fees or commissions paid by us. A shareholder will also be treated as having received any cash distributions actually received by him or her with respect to common shares held by him or her outside of the plan.

All costs of administering the plan, except for costs related to your voluntary sale of common shares or withdrawal from the plan, will be paid by us. The Internal Revenue Service (IRS) has ruled in private letter rulings that administrative expenses are not generally treated as constructive dividends taxable to you. We intend to take this position in respect to any administrative costs. Nonetheless, we note that private letter rulings are not binding on the IRS and therefore there can be no assurance that the IRS will take a similar view with respect to our administrative expenses.

As in the case of non-reinvested cash distributions, reinvested distributions to shareholders under the plan are taxable as dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder under the plan to the extent that such distributions do not exceed the adjusted tax basis of his or her common shares. To the extent that such distributions exceed the adjusted tax basis of his or her common shares, they will be included in his or her income as capital gain.

The tax basis of common shares purchased for a shareholder’s account under the plan will be equal to the fair market value of those common shares on the applicable Investment Date (plus the shareholder’s allocable share of brokerage fees or commissions, if any, paid by us in connection with a purchase of common shares on the open market). The holding period for common shares purchased for a shareholder’s account under the plan generally will begin on the date following the date on which the common shares are purchased for his or her account under the plan.

With respect to a unitholder enrolled in the plan, there is no clear legal authority regarding the federal income tax treatment of a holder of an interest in an operating partnership who invests cash distributions from the operating partnership in common shares of another entity (such as us) under a dividend reinvestment plan. Therefore, the tax treatment of a unitholder that participates in the plan may differ from the tax treatment described above with respect to a shareholder who invests his or her cash distributions from us in our common shares. Unitholders should consult their own tax advisors regarding the consequences of participating in the plan.

A participant may recognize a gain or loss upon receipt of a cash payment upon termination of his or her account (see Question 31) or when the common shares held in his or her account are sold at his or her request (see Question 24). Gain or loss may also be recognized upon the participant’s sale or disposition of common shares received from the plan. The amount of any such gain or loss will be the difference between the amount received for the whole or fractional common shares and the tax basis of the common shares.

Federal Income Tax Considerations Relating to the REIT

The following discussion summarizes the material United States federal income tax considerations to you as a prospective holder of our common shares and assumes that you will hold such shares as capital assets (within the meaning of Section 1221 of the Code). The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all of our shareholders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships or other pass through entities.

PROSPECTIVE HOLDERS OF OUR COMMON SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF INVESTING IN OUR COMMON SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Taxation of the Company

General.  We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized, and have operated, in such a manner so as to qualify for taxation as a REIT under the Code and intend to conduct our operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that we have operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the actual results of our operations for any one taxable year have satisfied or will continue to satisfy such requirements.

In the opinion of Paul, Hastings, Janofsky & Walker LLP, based on certain assumptions and factual representations that are described in this section and in officer’s certificates provided by us, Concord Debt Holdings LLC and Concord Debt Funding Trust (both subsidiaries in which we indirectly hold interests), commencing with our taxable year ended December 31, 1993, we have been organized and operated in conformity with the requirements for qualification as a REIT and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by us, Concord Debt Holdings LLC and Concord Debt Funding Trust as to factual matters including, but not limited to, those set forth herein, and those concerning our business and properties as set forth in this prospectus. An opinion of counsel is not binding on the IRS or the courts.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

•	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

•
Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

•
Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

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Sixth, if we should fail to satisfy the asset tests (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met and we do not qualify for a de minimis exception, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the nonqualifying assets (or otherwise satisfy the requirements for maintaining REIT qualification).

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Seventh, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset tests, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

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Eighth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

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Ninth, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we do not elect to be taxed at the time of the acquisition, we would be subject to tax at the highest corporate rate if we dispose of such asset during the ten-year period beginning on the date that we acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time) (we refer to this tax as the “Built-in Gains Tax”).

•	Tenth, we will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

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Finally, if we own a residual interest in a real estate mortgage investment conduit, or “REMIC,” we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our shares that is held in record name by “disqualified organizations.” Similar rules apply if we own an equity interest in a taxable mortgage pool. A “disqualified organization” includes the United States, any state or political subdivision thereof, any foreign government or international organization, any agency or instrumentality of any of the foregoing, any rural electrical or telephone cooperative and any tax-exempt organization (other than a farmer’s cooperative described in Section 521 of the Code) that is exempt from income taxation and from the unrelated business taxable income provisions of the Code. However, to the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. See the heading “Requirements for Qualification” below.

Requirements for Qualification. A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of twelve (12) months, or during a proportionate part of a taxable year of less than twelve (12) months.

We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, our declaration of trust includes restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy requirements (6) and (7). Moreover, if we comply with regulatory rules pursuant to which we are required to send annual letters to our shareholders requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (7) above, we will be treated as having met the requirement.

The Code allows a REIT to own wholly-owned corporate subsidiaries which are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.

For taxable years beginning on or after January 1, 2001, a REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary,” as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets (for taxable years beginning after July 30, 2008, 25% of the value of the REIT’s total assets) at the close of each quarter. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses (other than certain activities relating to lodging and health care facilities), own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length.

In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share for purposes of satisfying the gross income and assets tests (as discussed below). In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT. Thus, our proportionate share (based on equity capital) of the assets, liabilities, and items of gross income of the partnerships in which we own an interest are treated as our assets, liabilities and items of gross income for purposes of applying the requirements described herein. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.

A significant number of our investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change and might preclude us from qualifying as a REIT. We believe that each partnership in which we hold a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

Special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. An entity or portion thereof may be classified as a taxable mortgage pool under the Code if:

•	substantially all of the assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or the portion thereof) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

An entity or portion thereof that is classified as a taxable mortgage pool is generally treated as a taxable corporation for federal income tax purposes. However, the portion of the REIT’s assets, held directly or through a qualified REIT subsidiary, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax and therefore the taxable mortgage pool classification does not change that treatment. The classification of a REIT, qualified REIT subsidiary or portion thereof as a taxable mortgage pool could, however, result in taxation of a REIT and certain of its shareholders as described below.

IRS guidance indicates that a portion of income from a taxable mortgage pool arrangement, if any, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Under the recent guidance, such income would be allocated among our shareholders in proportion to dividends paid and, generally, may not be offset by net operating losses of the shareholder, would be taxable to tax exempt shareholders who are subject to the unrelated business income tax rules of the Code and would subject non-U.S. shareholders to a 30% withholding tax (without exemption or reduction of the withholding rate). To the extent that excess inclusion income is allocated from a taxable mortgage pool to any disqualified organizations that hold our shares, we may be taxable on this income at the highest applicable corporate tax rate (currently 35%). Because this tax would be imposed on the REIT, all of the REIT’s shareholders, including shareholders that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of any portion of our assets as a taxable mortgage pool.

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes and would potentially be subject to corporate income tax. In addition, this characterization would affect our REIT income and asset test calculations and could adversely affect our ability to qualify as a REIT.

We have made and in the future intend to make investments or enter into financing and securitization transactions that may give rise to our being considered to own an interest, directly or indirectly, in one or more taxable mortgage pools. Prospective holders are urged to consult their own tax advisors regarding the tax consequences of the taxable mortgage pool rules to them in light of their particular circumstances.

Income Tests.  In order to maintain qualification as a REIT, we must satisfy annually certain gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property;” gain from the sale of real property other than property held for sale to customers in the ordinary course of business; dividends from, and gain from the sale of shares of, other qualifying REITs; certain interest described further below; and certain income derived from a REMIC) or from certain types of qualified temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from income that qualifies under the foregoing 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities and certain other specified sources. Any income from a hedging transaction entered into after December 31, 2004 that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test and, with respect to such hedging transactions entered into after July 30, 2008, for purposes of the 75% gross income test as well.  For transactions entered into after July 30, 2008, a hedging transaction also includes a transaction entered into to manage foreign currency risks with respect to items of income and gain (or any property which generates such income or gain) that would be qualifying income under the 75% or 95% gross income tests, but only if such transaction is clearly identified before the close of the day it was acquired, originated or entered into.  In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if we, or an owner of 10% or more of our shares, actually or constructively own 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property (based on the ratio of fair market value of personal and real property) will not qualify as “rents from real property.” Finally, in order for rents received to qualify as “rents from real property,” we generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property (“Permissible Services”).

For our taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for “impermissible services” with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by us with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that we will be deemed to have received for performing “impermissible services” will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

We believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be qualifying income under those tests.

Generally, interest on debt secured by a mortgage on real property or interests in real property qualifies for purposes of satisfying the 75% gross income test described above.  However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a proportionate amount of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test.  In addition, any interest amount that is based in whole or in part on the income or profits of any person does not qualify for purposes of the foregoing 75% and 95% income tests except (a) amounts that are based on a fixed percentage or percentages of receipts or sales and (b) amounts that are based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by the REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which is generally qualifying income for purposes of both gross income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect and we file a schedule describing each item of our gross income for such taxable year in accordance with Treasury Regulations (and for taxable years beginning on or before October 22, 2004, any incorrect information on the schedule was not due to fraud with intent to evade tax). It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% gross income test or the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of our gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Subject to certain safe harbor exceptions, any gain (including certain foreign currency gain recognized after July 30, 2008) realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to qualify as a REIT.  In June 2007, we announced a restructuring of our investment strategy, focusing on core and core plus assets.  While we believe that the dispositions of our assets pursuant to the restructuring of our investment strategy should not be treated as prohibited transactions, and although we intend to conduct our operations so that we will not be treated as holding our properties for sale, whether a particular sale will be treated as a prohibited transaction depends on all the facts and circumstances with respect to the particular transaction.  We have not sought and do not intend to seek a ruling from the IRS regarding any dispositions.  Accordingly, there can be no assurance that the IRS will not successfully assert a contrary position with respect to our dispositions.  If all or a significant portion of our dispositions were treated as prohibited transactions, we would incur a significant U.S. federal tax liability, which could have a material adverse effect on our results of operations.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property (including certain foreign currency gains and related deductions recognized after July 30, 2008), other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income.  However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests.  Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured; (2) for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and (3) for which the REIT makes a proper election to treat the property as foreclosure property.  Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, unless a longer extension is granted by the Secretary of the Treasury or the grace period terminates earlier due to certain nonqualifying income or activities generated with respect to the property.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. At least 75% of the value of our total assets, including our allocable share of assets held by partnerships in which we own an interest, must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) public debt offering by us, cash, cash items (including certain receivables) and government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities (including regular or residual interests in a REMIC to the extent provided in the Code) and mortgage loans.  In addition, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of our total assets (for taxable years beginning after July 30, 2008, 25% of the value of our total assets) may be represented by securities of one or more taxable REIT subsidiaries (as defined above under “Requirements for Qualification”). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% asset test”), (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer (the “10% voting securities test”) and (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).

The following assets are not treated as “securities” held by us for purposes of the 10% value test (i) “straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury Regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

Through our investment in Concord Debt Holdings LLC, we may hold mezzanine loans that are secured by equity interests in a non-corporate entity that directly or indirectly owns real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan to such a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, not all of the mezzanine loans that we hold meet all of the requirements for reliance on this safe harbor.  We have invested, and intend to continue to invest, in mezzanine loans in a manner that will enable us to continue to satisfy the gross income and asset tests.

We may also hold through our investment in Concord Debt Holdings LLC certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain.  We believe that we have invested, and intend to continue to invest, in participation interests that qualify as real estate assets for purposes of the asset tests, and that generate interest that will be treated as qualifying mortgage interest for purposes of the 75% gross income test, but no assurance can be given that the IRS will not challenge our treatment of these participation interests.

We believe that substantially all of our assets consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, including qualifying REITs, and (4) cash, cash items and government securities.  We also believe that the value of our securities in our taxable REIT subsidiaries will not exceed 20% of the value of our total assets (or, beginning with our 2009 taxable year, 25% of the value of our total assets). We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.  If any interest we hold in any REIT (including Concord Debt Funding Trust) or other category of permissible investment described above does not qualify as such, we would be subject to the 5% asset test and the 10% voting securities and value tests with respect to such investment.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including, for taxable years beginning after July 30, 2008, discrepancies caused solely by a change in the foreign currency exchange rate used to value a foreign asset). If we inadvertently fail one or more of the asset tests at the end of a calendar quarter because we acquire securities or other property during the quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose. If we were to fail any of the asset tests at the end of any quarter without curing such failure within 30 days after the end of such quarter, we would fail to qualify as a REIT, unless we were to qualify under certain relief provisions enacted in 2004. Under one of these relief provisions, if we were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, we nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, and we were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If we were to fail to meet any of the REIT asset tests for a particular quarter, but we did not qualify for the relief for de minimis failures that is described in the preceding sentence, then we would be deemed to have satisfied the relevant asset test if: (i) following our identification of the failure, we were to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) we were to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) we were to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure). These relief provisions will be available to us in our taxable years beginning on or after January 1, 2005, although it is not possible to predict whether in all circumstances we would be entitled to the benefit of these relief provisions.

Annual Distribution Requirement. With respect to each taxable year, we must distribute to our shareholders as dividends (other than capital gain dividends) at least 90% of our taxable income. Specifically, we must distribute an amount equal to (1) 90% of the sum of our “REIT taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and any after-tax net income from foreclosure property, minus (2) the sum of certain items of “excess noncash income” such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

We will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of our ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by us may be carried forward but not carried back and used by us for 15 years (or 20 years in the case of net operating losses generated in our tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that we will be required to distribute in order to remain qualified as a REIT. As a REIT, our net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.

In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, we may elect to treat a dividend declared and paid after the end of the year (a “subsequent declared dividend”) as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of our tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the nondeductible 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by us in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by us (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by us in January of the following calendar year.

For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS or us, we may be permitted to remedy such failure by paying a “deficiency dividend” in a later year together with interest. Such deficiency dividend may be included in our deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the nondeductible 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.

The IRS has published guidance providing temporary relief for a publicly-traded REIT to satisfy the annual distribution requirement with distributions consisting of its stock and at least a minimum percentage of cash.  Pursuant to this IRS guidance, a REIT may treat the entire amount of a distribution consisting of both stock and cash as a qualifying distribution for purposes of the annual distribution requirement provided that such distribution is declared on or after January 1, 2008 and the following requirements are met: (1) the distribution is made by the REIT to its shareholders with respect to its stock; (2) stock of the REIT is publicly traded on an established securities market in the United States; (3) the distribution is declared with respect to a taxable year ending on or before December 31, 2009; (4) pursuant to such declaration, each shareholder may elect to receive its proportionate share of the declared distribution in either money or stock of the REIT of equivalent value, subject to a limitation on the amount of money to be distributed in the aggregate to all shareholders (the “Cash Limitation”), provided that – (a) such Cash Limitation is not less than 10% of the aggregate declared distribution, and (b) if too many shareholders elect to receive money, each shareholder electing to receive money will receive a pro rata amount of money corresponding to the shareholder’s respective entitlement under the declaration, but in no event will any shareholder electing to receive money receive less than 10% of the shareholder’s entire entitlement under the declaration in money; (5) the calculation of the number of shares to be received by any shareholder will be determined, as close as practicable to the payment date, based upon a formula utilizing market prices that is designed to equate in value the number of shares to be received with the amount of money that could be received instead; and (6) with respect to any shareholder participating in a dividend reinvestment plan (“DRIP”), the DRIP applies only to the extent that, in the absence of the DRIP, the shareholder would have received the distribution in money under subsection (4)  above.  As of the date hereof, we have not made any distributions consisting of both stock and cash intended to count toward our satisfaction of the annual distribution requirement pursuant to the temporary relief provided in the IRS guidance described above.

We believe that we have distributed and intend to continue to distribute to our shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make nondeductible expenditures (such as capital improvements or principal payments on debt) may cause us to recognize taxable income in excess of our net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In addition, excess inclusion income might be non-cash accrued income, or “phantom” taxable income, which could therefore adversely affect our ability to satisfy our distribution requirements. In order to meet the distribution requirement, we might find it necessary to arrange for short-term, or possibly long-term, borrowings.

Failure to Qualify. Commencing with our taxable year beginning January 1, 2005, if we were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, we would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if we were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances we would be entitled to the benefit of this relief provision. If we fail to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, we would be subject to federal income tax (including applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible from our taxable income nor will they be required to be made. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction and shareholders taxed as individuals may be eligible for a reduced tax rate on “qualified dividend income” from regular C corporations.

If our failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, we would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event we were to fail to qualify as a REIT in one year and subsequently requalify in a later year, we may elect to recognize taxable income based on the net appreciation in value of our assets as a condition to requalification. In the alternative, we may be taxed on the net appreciation in value of our assets if we sell properties within ten years of the date we requalify as a REIT under federal income tax laws.

Taxation of Shareholders

As used herein, the term “U.S. shareholder” means a beneficial owner of our common shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof, (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person pursuant to applicable Treasury Regulations. As used herein, the term “non U.S. shareholder” means a beneficial owner of our common shares who is not a U.S. shareholder or a partnership.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A shareholder that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common shares.

Taxation of Taxable U.S. Shareholders.

As long as we qualify as a REIT, distributions made to our U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing our earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether distributions on the shares constitute dividends for tax purposes, our earnings and profits will be allocated first to distributions with respect to the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, and second to distributions with respect to our common shares. There can be no assurance that we will have sufficient earnings and profits to cover distributions on any common shares. Certain “qualified dividend income” received by domestic non-corporate shareholders in taxable years prior to 2011 is subject to tax at the same tax rates as long-term capital gain (generally a maximum rate of 15% for such taxable years). Dividends paid by a REIT generally do not qualify as “qualified dividend income” because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its shareholders. Therefore, our dividends will continue to be subject to tax at ordinary income rates, subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not expect to distribute a material amount of qualified dividend income, if any.

Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.

Distributions in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, and will result in a corresponding reduction in the shareholder’s basis in the shares. Any reduction in a shareholder’s tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. We will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceeds the adjusted basis of a U.S. shareholder’s shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.

Aside from the different income tax rates applicable to ordinary income and capital gain dividends for noncorporate taxpayers, regular and capital gain dividends from us will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as “portfolio” income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any “passive losses” against such dividends. Capital gain dividends and qualified dividend income may be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.

In general, dividends paid by us will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.

In general, a U.S. shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder’s adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.

We may elect to retain and pay income tax on net long-term capital gains. If we make such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains (2) be deemed to have paid your proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Our earnings and profits will be adjusted appropriately.

Taxation of Non-U.S. Shareholders.

The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals and foreign corporations. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

Distributions.  Distributions that are not attributable to gain from sales or exchanges by us of “United States real property interests” or otherwise effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and that are not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Our dividends that are attributable to excess inclusion income will be subject to 30% U.S. withholding tax without reduction under any otherwise applicable tax treaty. See “—Taxation of the Company—Requirements for Qualification” above. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below.  If a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution.

For withholding tax purposes, we are generally required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. We would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder’s United States tax liability, if any, with respect to the distribution.

For any year in which we qualify as a REIT, distributions to non-U.S. shareholders who own more than 5% of our shares and that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders who own more than 5% of our shares would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions made to non-U.S. shareholders who own more than 5% of our shares may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. We are required by applicable regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.

Under the Tax Increase Prevention and Reconciliation Act of 2005 (“TIPRA”), enacted on May 17, 2006, distributions, made to REIT or regulated investment company (“RIC”) shareholders, that are attributable to gain from sales or exchanges of United States real property interests will retain their character as gain subject to the rules of FIRPTA discussed above when distributed by such REIT or RIC shareholders to their respective shareholders. This provision is effective for taxable years beginning after December 31, 2005.

If a non-U.S. shareholder does not own more than 5% of our shares during the one-year period prior to a distribution attributable to gain from sales or exchanges by us of United States real property interests, such distribution will not be considered to be gain effectively connected with a U.S. business as long as the class of shares continues to be regularly traded on an established securities market in the United States. As such, a non-U.S. shareholder who does not own more than 5% of our shares would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution will be treated as a REIT dividend to that non-U.S. shareholder and taxed as a REIT dividend that is not a capital gain distribution as described above. In addition, the branch profits tax will not apply to such distributions. If our common shares cease to be regularly traded on an established securities market in the United States, all non-U.S. shareholders of our common shares would be subject to taxation under FIRPTA with respect to capital gain distributions attributable to gain from the sale or exchange of United States real property interests.

Dispositions.  Gain recognized by a non-U.S. shareholder upon a sale or disposition of our common shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of our shares was held directly or indirectly by non-U.S. persons. We believe, but cannot guarantee, that we have been a “domestically controlled REIT.” However, because our shares are publicly traded, no assurance can be given that we will continue to be a “domestically controlled REIT.”

Notwithstanding the general FIRPTA exception for sales of domestically controlled REIT stock discussed above, a disposition of domestically controlled REIT stock will be taxable if the disposition occurs in a wash sale transaction relating to a distribution on such stock. In addition, FIRPTA taxation will apply to substitute dividend payments received in securities lending transactions or sale-repurchase transactions of domestically controlled REIT stock to the extent such payments are made to shareholders in lieu of distributions that would have otherwise been subject to FIRPTA taxation. The foregoing rules regarding wash sales and substitute dividend payments with respect to domestically controlled REIT stock will not apply to stock that is regularly traded on an established securities market within the United States and held by a non-U.S. shareholder that held five percent or less of such stock during the one-year period prior to the related distribution. These rules are effective for distributions on and after June 16, 2006. Prospective purchasers are urged to consult their own tax advisors regarding the applicability of the new rules enacted under TIPRA to their particular circumstances.

In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our shares through a specified testing period, whether or not our shares are domestically controlled, will not be subject to tax on the sale of its shares under FIRPTA if the shares are regularly traded on an established securities market. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price.

Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Taxation of Tax-Exempt Shareholders.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of our shares with debt, a portion of its income from us, if any, will constitute UBTI pursuant to the “debt-financed property” rules under the Code. In addition, our dividends that are attributable to excess inclusion income will constitute UBTI for most Exempt Organizations. See “—Taxation of the Company—Requirements for Qualification” above. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In addition, a pension trust that owns more than 10% of our shares is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”) in certain circumstances. The UBTI Percentage is our gross income derived from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of our shares or (B) a group of pension trusts individually holding more than 10% of the value of our capital shares collectively owns more than 50% of the value of our capital shares.

Information Reporting and Backup Withholding

U.S. Shareholders.

We will report to U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding, currently at a rate of 28%, with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability if proper documentation is supplied. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

Non-U.S. Shareholders.

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. shareholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. shareholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. shareholder’s country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. shareholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. shareholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

EXPERTS

The consolidated financial statements and related financial statement schedule of Lexington Realty Trust and subsidiaries included in our Annual Report on Form 10-K as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and Management’s Annual Report on Internal Controls over Financial Reporting as of December 31, 2008, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Lex-Win Concord LLC incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and related financial statement schedule of Net Lease Strategic Asset Fund included in our Annual Report on Form 10-K as of December 31, 2008 and for the year then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain legal matters under Maryland law, including the legality of the common shares covered by this prospectus, will be passed on for us by Venable LLP, Baltimore, Maryland.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the common shares offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the common shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circum-stances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

____________________
Dividend Reinvestment and Direct Share Purchase Plan LEXINGTON REALTY TRUST 7,500,000 Common Shares of Beneficial Interest PROSPECTUS The date of this prospectus is .

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee	(1)

Accounting fees and expense	$5,000

Legal fees and expenses	$15,000

Miscellaneous	$20,000

TOTAL	$(1)

(1)   In accordance with Rule 415(a)(6) under the Securities Act, the registrant is potentially including 7,500,000 shares of beneficial interest, classified as common stock, unsold on its Registration Statement on Form S-3 (No. 333-155594) file on November 21, 2008.  The registrant will identify in a pre-effective amendment to this registration statement the exact amount of the unsold securities to be included pursuant to Rule 415(a)(16) and the amount of any new securities to be registered.

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

The Maryland REIT Law and Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any trustee or officer made a party to any proceedings by reason of service as a trustee or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the trustee or officer in connection with the proceeding; but, if the proceeding is one by or in the right of the company, indemnification is not permitted with respect to any proceeding in which the trustee or officer has been adjudged to be liable to the company, or if the proceeding is one charging improper personal benefit to the trustee or officer, whether or not involving action in the trustee’s or officer’s official capacity, indemnification of the trustee or officer is not permitted if the trustee or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the trustee or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the trustee or officer failed to meet the requisite standard of conduct for permitted indemnification.

Pursuant to the Company’s declaration of trust, the Company’s trustees and officers are and will be indemnified against certain liabilities. The Company’s declaration of trust requires the Company to indemnify its trustees and officers to the fullest extent permitted from time to time by the laws of Maryland. The Company’s declaration of trust also provides that, to the fullest extent permitted under Maryland law, the Company’s trustees and officers will not be liable to the Company or its shareholders for money damages.

The foregoing reference is necessarily subject to the complete text of the Company’s declaration of trust and the statutes referred to above and is qualified in its entirety by reference thereto.

The Company has also entered into indemnification agreements with certain officers and trustees for the purpose of indemnifying such persons from certain claims and actions in their capacities as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS

Exhibit No.	Exhibit

3.1
Articles of Merger and Amended and Restated Declaration of Trust of the Company, dated December 31, 2006 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 8, 2007 (the “1/08/07 8-K”))*

3.2
Articles Supplementary Relating to the 7.55% Series D Cumulative Redeemable Preferred Stock, par value $.0001 per share (filed as Exhibit 3.3 to the Company’s Registration Statement on Form 8-A filed February 14, 2007)*

3.3	Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to the 01/08/07 8-K)*

4.1	Specimen of Common Shares Certificate of the Company (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)*

5.1	Opinion of Venable LLP**

8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP**

23.1	Consent of Venable LLP (included as part of Exhibit 5.1)**

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of Exhibit 8.1)**

23.3	Consent of KPMG LLP**

23.4	Consent of PricewaterhouseCoopers LLP**

23.5	Consent of KPMG LLP**

24	Power of Attorney (included on signature page)**
________________
*	Incorporated by reference
**	Filed herewith

ITEM 17. UNDERTAKINGS.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)            the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 11 2009.

LEXINGTON REALTY TRUST

By:	/s/ T. Wilson Eglin

T. Wilson Eglin

Chief Executive Officer, President and Chief Operating Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes T. Wilson Eglin and Patrick Carroll, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or trustee of Lexington Realty Trust, and to file any amendments (including post effective amendments) to this registration statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ E. Robert Roskind E. Robert Roskind	Chairman of the Board of Trustees	March 11, 2009
/s/ Richard J. Rouse Richard J. Rouse	Vice Chairman, Chief Investment Officer and Trustee	March 11, 2009
/s/ T. Wilson Eglin T. Wilson Eglin	Chief Executive Officer, President, Chief Operating Officer and Trustee	March 11, 2009
/s/ Patrick Carroll Patrick Carroll	Chief Financial Officer, Executive Vice President and Treasurer	March 11, 2009
/s/ Paul R. Wood Paul R. Wood	Vice President, Chief Accounting Officer and Secretary	March 11, 2009
/s/ Clifford Broser Clifford Broser	Trustee	March 11, 2009
/s/ Geoffrey Dohrmann Geoffrey Dohrmann	Trustee	March 11, 2009
/s/ Harold First Harold First	Trustee	March 11, 2009
/s/ Richard S. Frary Richard S. Frary	Trustee	March 11, 2009
/s/ Carl D. Glickman Carl D. Glickman	Trustee	March 11, 2009
/s/ James Grosfeld James Grosfeld	Trustee	March 11, 2009
/s/ Kevin W. Lynch Kevin W. Lynch	Trustee	March 11, 2009

S-1

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1
Articles of Merger and Amended and Restated Declaration of Trust of the Company, dated December 31, 2006 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 8, 2007 (the “1/08/07 8-K”))*

3.2
Articles Supplementary Relating to the 7.55% Series D Cumulative Redeemable Preferred Stock, par value $.0001 per share (filed as Exhibit 3.3 to the Company’s Registration Statement on Form 8-A filed February 14, 2007)*

3.3	Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to the 01/08/07 8-K)*

4.1	Specimen of Common Shares Certificate of the Company (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006)*

5.1	Opinion of Venable LLP**

8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP**

23.1	Consent of Venable LLP (included as part of Exhibit 5.1)**

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included as part of Exhibit 8.1)**

23.3	Consent of KPMG LLP**

23.4	Consent of PricewaterhouseCoopers LLP**

23.5	Consent of KPMG LLP**

24	Power of Attorney (included on signature page)**
________________
*	Incorporated by reference
**	Filed herewith